EXHIBIT 10

                                MERGER AGREEMENT


THIS MERGER AGREEMENT (the "Agreement") is entered into on September 1, 2005, by and among TIMBER PROPERTY, INC., a Delaware corporation ("Timber") and REAL LOGIC, INC., a Florida corporation ("Real Logic").

The Boards of Directors of Real Logic and Timber believe that the merger of Timber with and into Real Logic would be advantageous and beneficial and in the best interests of Timber and Real Logic and their respective shareholders.

Therefore, in consideration of the mutual promises, covenants and conditions set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. The Merger. Effective upon the filing of Articles of Merger with the states of Florida and Delaware, Real Logic and Timber agree that Timber shall be merged with and into Real Logic, which shall be the surviving corporation (the "Merger"). Upon effectiveness of the Merger (a) each share of common stock of Timber which is then held by Real Logic shall be cancelled and returned to authorized but unissued stock, and (b) each share of common stock of Timber which is then held by persons other than Real Logic shall, without any action on the part of the holder thereof, be converted into one tenth (1/10) of one share of Real Logic common stock. Any fractional shares resulting from the conversion of Timber shares will be rounded up to the next whole number of Real Logic shares. No other consideration shall be payable to the Timber stockholders in connection with the Merger. The issuance of Real Logic common stock will not be registered pursuant to the Securities Act or any state securities laws, but will be issued pursuant to exemptions from such registration. Upon effectiveness of the Merger, the Articles of Incorporation and Bylaws of Real Logic as currently in effect shall be the Articles of Incorporation and Bylaws of Real Logic as the surviving corporation.

2. Service of Process in Delaware. As the surviving corporation, Real Logic agrees that it may be served with process in the State of Delaware, and hereby appoints the Secretary of State of the State of Delaware as its agent to accept service of process. A copy of any process served upon the Secretary of State of the State of Delaware may be sent to Real Logic at 340 Royal Poinciana Way, Suite 326 B, Palm Beach, FL, 33480.

3. Shareholder Approval. This Agreement shall be effective upon approval by the shareholders of Timber.

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4. Miscellaneous.

         (a) Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such further action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

         (c) Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

REAL LOGIC, INC.                                 TIMBER PROPERTY, INC.


By: /s/ Bradford L. Tolley                       By: /s/ Bradford L. Tolley
    ----------------------                           ----------------------
        Bradford L. Tolley                               Bradford L. Tolley
        Chief Executive Officer                          Chief Executive Officer